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                                                                   EXHIBIT 10.14


BASF Corporation
                                                                     BASF

March 27, 1996
                                                                     Polystyrene


Thomas Springer
Wincup Holdings LP
7980 West Buckeye Road
Phoenix, Arizona 85013

Dear Mr. Springer:

The following agreement pertains to the sale of BASF polystyrene to Wincup Holdings LP ("Buyer"). All prior agreements between the parties are terminated as of December 31, 1995.

Agreement Period
----------------

January 1, 1996 through December 31, 1996, subject to extension as may be mutually agreed upon by the parties. This agreement may be cancelled by either party should the other party materially default in its performance and fail to cure such default within 30 days following its receipt of a notice describing such default. In addition, either party may terminate this agreement without cause upon at least 90 days prior written notice to the other party.

BASF Products
-------------

     .  PS 4600
     .  PS 5600 or equivalent super high impact polystyrene
     .  Other BASF polystyrene resins, subject to mutual agreement

BASF represents and warrants that such Products shall meet BASF's published specifications, and that BASF shall have the right to transfer good title to the Products, free from any encumbrances. BASF makes no other warranty of any kind, either express or implied, including any warranty of fitness for a particular purpose or of merchantability except as expressly stated herein.

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BASF's liability and buyer's exclusive remedy for any cause of action arising out of this agreement is expressly limited to replacement of non-conforming products or payment in an amount not to exceed the purchase price of the specific products for which damages are claimed, at BASF's option. In no event shall BASF be liable for any other damages, including incidental, special or consequential damages.

Buyer shall inspect Products supplied hereunder immediately after delivery. Buyer's failure to give notice to BASF of any claim within ninety (90) days after the date of delivery shall constitute unqualified acceptance of such Products and a waiver by Buyer of all claims with respect thereto.

Estimated Annual Volumes
------------------------

The total volume estimate for the term is between 1,500,000 and 2,500,000 lbs. The estimated purchase levels have been established as target levels only; it is understood and agreed that Buyer is not obligated to purchase a minimum quantity on a take or pay basis. BASF will not be obligated to deliver in any month in excess of 1/12 of the estimated maximum volume specified above.

Method of Delivery
------------------

     . Truck load box delivered (42,000 Lbs. 1,000Lb. cartons)
     . Bulk hopper truck (40,000 lbs minimum)

If BASF requests that Buyer accept a shipment in a form and/or quantity different than ordered, the parties will negotiate the amount of the upcharge that will apply to that particular shipment.

     . Buyer will provide to BASF, on a monthly basis, a 60 day rolling forecast of anticipated deliveries.

FOB Terms
---------

Delivery shall be FOB shipping point, freight prepaid to, Corte Madera by carrier of BASF's choice. Requests for deliveries to other Buyer locations within the continental U.S. will be subject to negotiation of appropriate incremental freight charges.

                                    Page 2

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Pricing
-------

BASF reserves the right to increase prices on any or all Products, upon Thirty
(30) days notice to Buyer prior to the effective date of any price increase.

The purchase price does not include any government taxes or similar charges that BASF may be required to pay with respect to the transportation, delivery or sale of Products delivered hereunder, and Buyer shall pay such taxes or charges upon request, or provide BASF with properly completed exemption certificates for any taxes or charges from which Buyer claims exemption.

Payment Terms
-------------

Net 60 days from date of invoice.

Each delivery of Products hereunder shall constitute a separate sale. If Buyer shall fail to pay for a particular shipment or otherwise by in default of any of the terms and conditions of this agreement, BASF may defer further shipments until such defaults are remedied.

If at any time the financial responsibility of Buyer shall, in the reasonable judgment of BASF, become unsatisfactory, BASF may require cash or satisfactory security upon subsequent shipments or deliveries.

Confidentiality
---------------

BASF and Buyer hereby agree that the existence and terms of this Agreement are confidential and shall not be disclosed to any third party (exclusive of affiliates) without the written consent of both BASF and Buyer.

Force Majeure: Allocation
-------------------------

Failure of BASF to make, or Buyer to take, any one or more deliveries of Products when due, if caused by fire, storms, floods, strikes, lockouts, accidents, war, riots or civil commotions, inability to access transportation or obtain raw materials on reasonable commercial terms (including unexpectedly large price increases), embargoes, any State or Federal regulation, law or restriction, governmental seizure or requisition, or any other cause or contingency beyond the reasonable control of such party (whether or not of the same kind or nature as the causes or contingencies above listed) shall not subject the party so failing to any liability to the other.

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In the event of BASF's inability, for any reason, to supply the quantities of
Products specified herein, BASF may allocate its available supply among its purchasers, including departments, divisions and affiliates of BASF, on such basis as BASF may deem fair and practical.

Assignment
----------

This agreement may not be assigned without the prior written consent of the non-assigning party.

Exclusive Terms
---------------

This letter contains the entire agreement between the parties regarding the sale and purchase of Products. Any provisions or conditions (including those contained in any purchase order or acknowledgement) which are in any way inconsistent with or in addition to the terms set forth in this letter (except additional shipping instructions specifying quantity and character of the items ordered) shall not be binding on either party. No waiver, alteration, or modification of the foregoing conditions shall be valid unless made in writing and signed by an authorized representative of each party.

Please sign both copies, and return them to my attention. I will have the copies signed by BASF and one fully executed copy will be returned to you for your file. If I do not receive a signed copy by April 15, 1996 subject to extension by mutual agreement, I will assume that you have decided not to accept our proposal and this letter shall be null and void. Thank you for the opportunity to of service.

Very truly yours,

/s/ Frank Flaschentrager

Frank Flaschentrager
Senior Sales Representative


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TERMS OF THIS AGREEMENT ARE UNDERSTOOD AND AGREED TO:

WINCUP LP    ,                          BASF CORPORATION,
-------------

BUYER                                   SELLER

By: [SIGNATURE APPEARS HERE]            By: [SIGNATURE APPEARS HERE]
   ---------------------------------       --------------------------------

Title: Director, Purchasing             Title: DIR. SALES & MKT.
      ------------------------------          -----------------------------

Date: April 30th, 1996                  Date: 5-20-96
     -------------------------------         ------------------------------



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                 [LETTERHEAD OF BASF CORPORATION APPEARS HERE]


April 25, 1996                                                 Polystyrene

Thomas Springer
WINCUP
7980 W. Buckeye Road
Phoenix, Az 85043

Dear Thomas,

     This document will serve as clarification of the agreement between BASF Corporation and WINCUP Holdings, Inc. to supply 100% of the Polystyrene needs for the Corte Madera, California manufacturing location. BASF Corporation will supply Hopper Truck (40,000 LB Minimum) of PS 4600, as well as Truck Load (42,000 LB Minimum) Boxes of PS 5600 until a suitable replacement can be found.

     In response to industry competitive volume allowances or rebates please deduct 5.5 cents per pound from the invoice price, subject to change at the sole discretion of BASF. These invoices will reflect a thirty (30) day delay in the implementation of all market price changes and are to be paid by WINCUP within sixty (60) days.

     The current invoice price for material delivered in April, 1996 is 47 cents per pound for PS 4600 and 50.5 cents per pound for PS 5600. These prices are subject to market conditions and should be held confidential to WINCUP Holdings, Inc. and BASF Corporation employees.

     I hope that this shows our commitment to further this relationship and work towards a multi-year formal agreement to be put in place by January 1, 1997.

Sincerely,

/s/ Frank Flaschentrager

Frank Flaschentrager
Senior Sales Representative

CC:  Dave Mattair
     Steve Yakimec
     Brenda Cornelison
     Janice Martz